4 December 2013

Asnat Drouianov

Israel

Re:	provision of letter of credit to Duke Energy in respect of our 5.2MW project in North Carolina

Shalom Asnat:

Set forth below and subject to the other terms and conditions in this letter are the terms on which you will provide Bluesphere or any of its subsidiaries or affiliates ("BSC"), upon BSC's sole discretion, with a collateral (the "Collateral") enabling it to obtain a Letter of Credit (the “LC”) from a bank agreed upon by the parties (the "Issuing Bank") in form and substance acceptable to Duke Energy Carolinas, LLC in respect of our 5.2MW biogas plant to be constructed and operated in North Carolina (the “Project”), which BSC will be responsible for issuing and activating at its own expense:

1.	Amount: The amount of the Collateral to be provided by Asnat is Euro 353,200 equal to $480,000 as at the date on which the Collateral was provided to BSC by Asnat.

2.	Bank fees: Any and all fees charged by both the Issuing Bank and Asnat's bank shall be fully borne and paid by BSC, including bank fees necessary for creating, registering, perfecting and maintaining any pledges or liens as deemed necessary by the Issuing Bank.
3.	Exchange rate: The Collateral to be provided by Asnat is denominated in Euros. As a result all exchange rate differentials or hedging costs required by the Issuing Bank to facilitate this transaction shall be borne by BSC.
4.	Interest: For so long as the Collateral has not been fully repaid to Asnat along with any Interest due hereunder, Asnat shall be paid interest (the "Interest") in an amount, equal to 1% (one percent) of the outstanding face value of the Collateral. The Interest hereunder shall be paid to Asnat for each calendar month (or any part thereof) in advance, within the first two business days of each calendar month. All payments of principal and Interest hereunder shall be made by way of a transfer to Asnat’s bank account (details of which are set forth below) by a swift bank transfer, net of any bank charges or exchange rate differentials. Details of Asnat's bank account are as follows:
a.	Bank Leumi Branch Trumpeldor, Tel Aviv, Branch: 807
b.	Account number: 29405345
c.	Iban: IL720108070000029405345
d.	Beneficiary: Asnat Drouianov

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615

London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716

www.bluespherecorporate.com

5.	On a date that is no later than the expiration of 90 days following the date on which the Collateral was provided by Asnat to the Issuing Bank (the "Release Date"), BSC shall cause the Collateral to be released by the Issuing Bank and repaid to Asnat, by providing it with a substitute security/ies that is/are fully satisfactory to the Issuing Bank.

BSC is committed to have any and all liens, pledges and encumbrances removed or vacated from the Collateral no later than by the Release Date, so that, by the Release Date, the Collateral is immediately available to Asnat free and clear of all liens, pledges and encumbrances.

6.	In consideration for her agreement to provide the Collateral to BSC hereunder, Asnat shall receive as soon as practicable from BSC an ownership stake in Charlottesphere, LLC, which will be equivalent to a four percent (4%) ownership stake in Orbit Energy Charlotte LLC and Tipping, LLC, the Project operative companies.

7.	To secure Asnat’s rights under this letter-agreement:

a.	BSC shall issue and deliver to Asnat a convertible note in the amount of Euro 353,200 granting Asnat the right to convert the outstanding principal and accrued, but unpaid, interest into whatever number of shares of common stock of BSC (the “Shares”) as will allow Asnat to receive Euro 353,200 plus any interest owed to her based on the then applicable market price of the Shares.

b.	BSC shall further prepare and deliver to Asnat a letter addressed to BSC’s transfer agent authorizing it to issue the Shares to the direction of Asnat in accordance with the terms hereof. If Asnat sells the Shares delivered to her based on her first request to receive Shares and receives less than the full amount owed to her, then Asnat shall be entitled to receive additional Shares until she fully recoups the amount owed to her.

c.	In this connection and notwithstanding anything else to the contrary, Asnat shall not be entitled to convert the convertible note into Shares until after three months from the date hereof and, then, only if BSC has not delivered to her the Collateral plus any accrued, but unpaid, interest under the convertible note.

8.	BSC hereby agrees to issue to your order within 10 days of the date of this letter 5,000,000 of shares of its common stock to be adjusted for any stock splits or similar transactions.

[signature page to follow]

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615

London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716

www.bluespherecorporate.com

This letter agreement is governed by the laws of the State of Israel irrespective of its conflicts of laws principles.

Yours truly,

/s/ Shlomi Palas
Shlomi Palas
Chief Executive Officer

Shlomi Palas, in his personal capacity, guarantees that Bluesphere will perform the actions required of it in a timely manner pursuant to this letter agreement.

Signed:	/s/ Shlomi Palas
Shomi Palas

Agreed to:

Asnat Drouianov

Date: 4 December 2013

35 Asuta St. Even Yehuda, Israel 40500 | Tel: +972-9-8917438, Fax: +972-9-8998615

London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716

www.bluespherecorporate.com